EXHIBIT 10.1


                                 Gantos, Inc.
                             3260 Patterson, S.E.
                         Grand Rapids, Michigan 49512



                                 June 20, 1996



Arlene H. Stern
7 Lucy Way
Simsbury, Connecticut  06070

Dear Ms. Stern

        This letter states our agreement with respect to your employment with Gantos, Inc. ("Gantos").

        1. Position and Duties. Effective as of July 8, 1996 (the "Start Date"), you will be employed as the President and Chief Operating Officer of Gantos, a position to which you will devote your full working time, attention and best efforts. You will report to such persons, perform such duties and have such responsibilities as are described in the attached Exhibit A. Within 30 days after the Start Date, you will reside in the Grand Rapids area. You will also become Gantos' Chief Executive Officer at the time designated by the Board of Directors of Gantos, but not later than October 1, 1996, and at that time you will report to such persons, perform such additional duties and have such additional responsibilities as are described in the attached Exhibit B. In addition, Gantos will cause its Board of Directors to increase its size by one member and appoint you to fill the newly-created vacancy, all effective as of the Start Date, and while you are employed by Gantos, Gantos will nominate you, and will use its reasonable efforts to have you elected, as a director of Gantos. You shall be based in the area in which Gantos' Board of Directors determines Gantos' principal executive offices are located, except for travel incidental to the performance of your duties under this agreement.

        2. Term. The term of your employment under this agreement shall begin on the Start Date and shall continue until three years after the Start Date (the "Term"), unless earlier terminated pursuant to the following:

               (a) Death. Your employment under this agreement shall terminate immediately upon your death.

               (b) Disability. Your employment under this agreement shall terminate, at Gantos's option, upon notice to you given after your "Disability". Such termination shall be effective when such notice is deemed given pursuant to Paragraph 8.(f). For purposes of this agreement, "Disability" shall mean your physical or mental condition that would entitle you


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Ms. Arlene H. Stern
June 20, 1996
Page 2


        to disability benefits under any long-term disability insurance policy or other long-term disability plan provided by Gantos to its executive officers.

               (c) Cause or Good Reason. Gantos shall have the right to terminate your employment under this agreement immediately for "Cause" (as defined in Paragraph 6.(f)(i)). All determinations concerning whether Cause exists shall be made by Gantos's Board of Directors after (i) notice to you of the actions or omissions potentially constituting Cause and the portion of the definition of Cause being relied upon, and (ii) a reasonable chance for you to be heard by Gantos's Board of Directors concerning whether Cause exists. Such termination shall be effective when notice of the Board's determination that Cause exists (after following the procedures described in the preceding sentence) is deemed given pursuant to Paragraph 8.(f). You shall have the right, upon 30 days prior written notice to Gantos, to terminate your employment under this agreement for "Good Reason" (as defined in Paragraph 6.(f)(ii)). Such termination shall be effective 30 days after such notice is deemed given pursuant to Paragraph 8.(f).

               (d) Without Cause or Good Reason. You and Gantos shall each have the right, upon written notice to the other, to terminate your employment under this agreement without Cause or Good Reason. Such termination shall be effective 30 days after such notice is deemed given pursuant to Paragraph 8.(f).

There is not, nor will there be, unless in writing signed by both of us, any express or implied agreement as to your continued employment by Gantos after the end of the term of your employment under this agreement. Your subsequent employment with Gantos, if any, will be employment "at will".

        3.     Salary and Bonus.

               (a) While employed by Gantos, you will receive an annual salary (pro rated for partial fiscal years of employment) of $425,000. Gantos' Compensation Committee will review your base salary annually and will make such adjustments (but not below $425,000 annually) as it believes appropriate.

               (b) In addition to your salary, you will be eligible to participate in the 1996 Gantos, Inc. Executive Bonus Plan, a copy of which is attached as Exhibit C (the "Bonus Plan"), and receive a pro-rated bonus for fiscal 1996. Your fiscal 1996 allocation under the Bonus Plan will be based upon the total base salary paid to you by Gantos with respect to fiscal 1996, as compared with the total of the base salaries paid to all other Bonus Plan participants with respect to the year and will provide you with a potential maximum bonus of 35% of the actual salary paid to you in fiscal 1996.



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Ms. Arlene H. Stern
June 20, 1996
Page 3


               (c) It is expected that while employed by Gantos you will participate in future bonus plans established from time to time by Gantos' Compensation Committee.

               (d) If you are employed by Gantos at the end of the applicable fiscal year, you will receive a minimum bonus of $75,000 with respect to each of fiscal 1996, 1997 and 1998. Therefore, if you are employed by Gantos at the end of the applicable fiscal year, with respect to each of fiscal 1996, 1997 and 1998, Gantos will pay to you the excess, if any, of $75,000 over the amount paid or payable to you pursuant to Paragraph 3.(b) and Paragraph 3.(c). Conversely, if the amount paid or payable to you pursuant to Paragraph 3.(b) and Paragraph 3.(c) is at least $75,000, no payment will be made under this Paragraph 3.(d) with respect to that fiscal year.

               (e) Your salary and bonus will be payable in accordance with Gantos' usual payroll procedures for other Gantos executive officers.

               4. Stock Compensation. On the Start Date, Gantos will award to you, under the Gantos, Inc. 1996 Stock Option Plan (the "Plan"), subject to shareholder approval of the Plan at the 1996 Annual Meeting of Shareholders, a Nonqualified Option (as defined in the Plan) to purchase 350,000 Gantos common shares at an exercise price equal to the fair market value of the Gantos common shares on the Start Date. The option will vest in one-third cumulative annual installments beginning on the first anniversary of the Start Date, if you are employed by Gantos on these dates. In addition, the option will fully vest (i) if your employment under this agreement is terminated for any reason other than by Gantos for Cause or by you without Good Reason, or (ii) upon any Change in Control (as defined in Paragraph 6.(f)(iii)). Also, the vested portion of the option will remain exercisable for one year after termination of your employment as a result of your death or your Disability, and 90 days after termination of your employment by Gantos without Cause or by you with or without Good Reason. In addition, the vested portion of the option will remain exercisable for ten years after it was granted if (i) your employment is terminated by Gantos without Cause or by you for Good Reason, and (ii) such termination occurs on or before March 31, 1997.

        5.     Fringe Benefits and Relocation Reimbursement.

               (a) In addition to your other compensation, while you are employed by Gantos, you will be entitled to receive the following fringe benefits, effective as of the Start Date (except for items (ii) and (iii), which will be effective as of the usual eligibility dates and will be subject to Gantos' eligibility requirements for such benefits): (i) a car allowance of $750 a month, (ii) as long as you are insurable at standard rates, an insurance policy (either an individual policy or equivalent benefits under a group policy) in the amount of twice the amount of your base salary pursuant to Paragraph 3 (which amount includes the $50,000 of group term life insurance currently generally available to other Gantos executive officers) covering your life (the"Life Policy"), and (iii) participation in such plans and additional benefits, currently including, without limitation, vacation time and long-term disability


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Ms. Arlene H. Stern
June 20, 1996
Page 4


insurance, as may from time to time be generally available to other Gantos executive officers; provided that you shall not participate in any life insurance plans or benefits of Gantos, except as described in clause (ii) above. Currently, Gantos provides four weeks vacation a year to its executive officers beginning in the first full fiscal year of employment. You will also be entitled to a pro rata amount of vacation time in fiscal 1996, based on the number of days you work in fiscal 1996.

(b) In connection with your relocation to the area in which Gantos' principal executive offices are located at any time within three years after the Start Date, Gantos will (i) pay or reimburse you (upon verification) for the reasonable expenses of moving (and temporarily storing, if necessary) your household items and automobiles from Simsbury, Connecticut to the area in which Gantos' Board of Directors determines its principal executive offices are located and related incidental costs; (ii) if necessary, provide you with or reimburse you for temporary furnished living quarters (at a place mutually acceptable to each of us) in the Grand Rapids area for up to three months after the Start Date (including utilities), up to a maximum reimbursement of $2,000 per month; (iii) pay you an additional amount as compensation to cover your actual taxes owing on the amounts paid to you under clauses (i), (ii) and
(v) (to the extent not deductible by you on your tax returns) by paying you an amount which is sufficient to pay your taxes on both the amount paid under clauses (i), (ii) and (v) (to the extent not deductible by you on your tax returns, and after giving effect to the deduction of your additional taxes on your other tax returns) and the amount of the additional cash payment under this clause (iii), i.e., a "gross up"; (iv) reimburse you for the first six round trip coach air fare tickets between Simsbury, Connecticut and Grand Rapids, Michigan, and (v) pay all reasonable and customary closing and brokerage costs otherwise payable by you (including loan origination fee or discount points of up to 1% of the principal amount of your mortgage on the new home you are purchasing, reasonable attorneys' fees for the purchase of your new home and for the sale of your Simsbury, Connecticut home, the fees of a house inspector and the costs of any required appraisals and surveys) in connection with (A) your purchase of a home in the area in which Gantos' principal executive offices are located, and (B) the sale of your Simsbury, Connecticut home, if sold within three years after the Start Date.

               (c) If you decide to sell your Simsbury, Connecticut home (the "Home") at any time during the three years after the Start Date, (i) you shall notify Gantos of your decision, (ii) you shall use your reasonable good faith efforts to maximize the sale price for the Home, net of all closing costs and brokerage fees, if any, payable by you (the "Proceeds"), and (iii) you shall provide Gantos with documentation reasonably satisfactory to Gantos establishing the amount of your costs of purchasing and constructing the Home (the "Cost"). If you sell the Home at any time during the three years after the Start Date and if the Proceeds are less than your Cost, Gantos will pay you the difference, up to $250,000, within 30 days after you provide documentation reasonably satisfactory to Gantos of the amount of the Cost and the Proceeds. If within three years after the Start Date and after you have decided to sell your Home, you receive an offer to purchase your Home and the



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Ms. Arlene H. Stern
June 20, 1996
Page 5


Proceeds would be more than your Cost less $250,000, you must accept that offer, unless Gantos otherwise consents.

               (d) Except as otherwise provided in Paragraph 5.(b), to the extent taxable to you, you will be responsible for accounting for and payment of taxes on benefits provided to you by Gantos under this Paragraph 5 and you will keep such records regarding usage of these benefits as Gantos requires.

               (e) In addition to the compensation payable under this agreement, you will be reimbursed for all reasonable and necessary business expenses which you incur in accordance with our existing practice and policies, all to the extent in the performance of your employment duties, upon presentation of expense vouchers for such expenses in accordance with Gantos' usual accounting procedures.

        6.     Termination Benefits.

               (a) The termination benefits described in this Paragraph 6 will be in lieu of any termination or severance benefits required by Gantos policy or applicable law (including unemployment compensation benefits, but not including any continued dental, medical or disability coverage to which you or your family are entitled under Gantos' then existing employment policies covering Gantos executives in similar positions to yours or then applicable law, including COBRA) and will constitute your sole and exclusive rights and remedies with respect to the termination of your employment. Gantos may withhold from any payments made under this Paragraph 6 all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law.

               (b) Except for terminations of employment without "Cause" or for "Good Reason" after a Change in Control, which shall be governed exclusively by Paragraph 6.(c), if before the end of the Term Gantos terminates your employment without "Cause", other than because of your death or Disability, or if before the end of the Term you terminate your employment with Gantos for "Good Reason", you will receive the following, as a termination payment:

                      (i) the pro rata portion of your salary under Paragraph 3.(a) through the date of termination;

                      (ii) any bonus which you earned under Paragraph 3.(b), 3.(c) or 3.(d) with respect to the fiscal year immediately preceding the year in which your employment terminates and (notwithstanding any terms of the applicable bonus plan or of Paragraph 3.(b), 3.(c) or 3.(d) requiring you to be employed at any particular time) the pro rata portion of the bonus, if any, that would have been payable to you under Paragraph 3.(b), 3.(c) or 3.(d) if you had been employed by Gantos for the entire year in which your employment terminates, but based on the actual number of days you


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Ms. Arlene H. Stern
June 20, 1996
Page 6


were employed by Gantos in that year and the actual salary paid to you by Gantos in that year, all to the extent such bonuses have not been paid to you by the termination date, which bonus payments will be made at the time and in the manner called for under Paragraph 3.(e);

                      (iii) the pro rata portion of your vacation time under Paragraph 5.(a) for the fiscal year in which such termination occurs (less the amount of vacation actually taken in that year) multiplied by your then current weekly salary rate under Paragraph 3.(a) at the date of termination;

                      (iv) a continuation of your salary under Paragraph 3.(a) in effect as of the date of termination and your bonus under Paragraph 3.(d) (to the extent not otherwise paid to you) for a period ending one year after the date of termination (the "Period");

                      (v) during the Period, at Gantos's expense, (A) the same medical, long-term disability, dental and prescription drug coverage as may from time to time be generally available to other Gantos executive officers, and (B) the Life Policy;

                      (vi) the option granted to you pursuant to Paragraph 4 will fully vest and the option will remain exercisable for 90 days after such termination or, if such termination occurs before March 31, 1997, until 10 years after the Start Date; and

                      (vii) to the extent assignable, the Life Policy will be assigned to you at the end of the Period, and you will assume all obligations for premiums on the Life Policy with respect to the period after the date of such termination, all if you pay to Gantos the cash surrender value, if any, of the Life Policy.

During the period beginning six months after the date of such termination and continuing during the balance of the Period, subject to Paragraphs and , you will be obligated to use your reasonable efforts to seek and obtain new employment. If you obtain other employment at any time during the Period (including self-employment), you will promptly notify Gantos in writing of such employment and the terms of such employment, and Gantos will be entitled to deduct from the termination payments required by this Paragraph 6.(b) any compensation paid or payable to you (whether as salary, bonus, commissions, consulting fees or otherwise) for rendering any services to any person, corporation or entity (including compensation and dividends from an entity owned by you or a sole proprietorship established by you) with respect to any of the Period with respect to which the termination benefits are payable to you; provided that Gantos will not be entitled to deduct dividends from the retail gift business owned by you (or expected to be owned by you) as of the date of this agreement.

               (c) If, (i) a "Change in Control" (as defined in Paragraph 6.(f)(iii)) occurs before the end of the Term, and (ii) within two years after such Change in Control occurs (A) the "Entity"

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Ms. Arlene H. Stern
June 20, 1996
Page 7


(as defined in Paragraph 6.(f)(vi)) terminates your employment without "Cause", other than because of your death or Disability, or (B) you terminate your employment with the "Entity" for "Good Reason", you will receive the following, as a termination payment, and, to the extent any of the following is a cash payment, Gantos will pay such amount in a lump sum within 30 days after such termination:

                      (i) the pro rata portion of your salary under Paragraph 3.(a) through the date of termination;

                      (ii) any bonus which you earned under Paragraph 3.(b), 3.(c) or 3.(d) with respect to the fiscal year immediately preceding the year in which your employment terminates and (notwithstanding any terms of the applicable bonus plan or of Paragraph 3.(b), 3.(c) or 3.(d) requiring you to be employed at any particular time) the pro rata portion of the bonus, if any, that would have been payable to you under Paragraph 3.(b), 3.(c) or 3.(d) if you had been employed by Gantos for the entire year in which your employment terminates, but based on the actual number of days you were employed by Gantos in that year and the actual salary paid to you by Gantos in that year, all to the extent such bonuses have not been paid to you by the termination date;

                      (iii) the pro rata portion of your vacation time under Paragraph 5.(a) for the fiscal year in which such termination occurs (less the amount of vacation actually taken in that year) multiplied by your then current weekly salary rate under Paragraph 3.(a) at the date of termination;

                      (iv) your salary under Paragraph 3.(a) in effect as of the date of termination and your bonus under Paragraph 3.(d) (to the extent not otherwise paid to you) for a period ending three years after the date of termination (the "Change in Control Period");

                      (v) during the Change in Control Period, at Gantos's expense, (A) the same medical, long-term disability, dental and prescription drug coverage as may from time to time be generally available to other Gantos executive officers, and (B) the Life Policy;

                      (vi) the option granted to you pursuant to Paragraph 4 will fully vest and the option will remain exercisable for 90 days after such termination or, if such termination occurs before March 31, 1997, until 10 years after the Start Date; and

                      (vii) to the extent assignable, the Life Policy will be assigned to you at the end of the Change in Control Period, and you will assume all obligations for premiums on the Life Policy with respect to the period after the date of such termination, all if you pay to Gantos the cash surrender value, if any, of the Life Policy.


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Ms. Arlene H. Stern
June 20, 1996
Page 8



Notwithstanding the foregoing, the total amount of all payments of cash or property in the nature of compensation contingent on a change in the ownership or effective control of Gantos or in the ownership of a substantial portion of Gantos' assets, including, without limitation, the benefits provided pursuant to this Paragraph 6.(c) and payments relating to any stock options that vest as a result of a Change in Control, shall not exceed the maximum amount that may be paid to you and not be deemed a "parachute payment" resulting in an excise tax to you and a loss of compensation deduction to Gantos, all within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision. If the benefits otherwise provided pursuant to this Paragraph 6.(c) would result in you receiving such a "parachute payment", they shall be reduced (in the order set forth above) until they are $1.00 less than the amount that would result in you receiving such a "parachute payment".

               (d) If before the end of the Term your employment with Gantos terminates as a result of your death or Disability, you will receive the following, as a termination payment:

                      (i) the pro rata portion of your salary under Paragraph 3.(a) through the date of termination;

                      (ii) any bonus which you earned under Paragraph 3.(b), 3.(c) or 3.(d) with respect to the fiscal year immediately preceding the year in which your employment terminates and (notwithstanding any terms of the applicable bonus plan or of Paragraph 3.(b), 3.(c) or 3.(d) requiring you to be employed at any particular time) the pro rata portion of the bonus, if any, that would have been payable to you under Paragraph 3.(b), 3.(c) or 3.(d) if you had been employed by Gantos for the entire year in which your employment terminates, but based on the actual number of days you were employed by Gantos in that year and the actual salary paid to you by Gantos in that year, all to the extent such bonuses have not been paid to you by the termination date, which bonus payments will be made at the time and in the manner called for under Paragraph 3.(e);

                      (iii) the pro rata portion of your vacation time under Paragraph 5.(a) for the fiscal year in which such termination occurs (less the amount of vacation actually taken in that year) multiplied by your then current weekly salary rate under Paragraph 3.(a) at the date of termination;

                      (iv) during the period beginning on the date of such termination and ending one year after such date, at Gantos's expense, (A) the same medical, dental and prescription drug coverage as may from time to time be generally available to other Gantos executive officers, and (B) if such termination is not a result of your death, the Life Policy;

                      (v) the option granted to you pursuant to Paragraph 4 will fully vest and the option will remain exercisable for one year after such termination;



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Ms. Arlene H. Stern
June 20, 1996
Page 9


                      (vi) if such termination is not a result of your death, to the extent assignable, the Life Policy will be assigned to you one year after the date of such termination, and you will assume all obligations for premiums on the Life Policy with respect to the period after the date of such termination, all if you pay to Gantos the cash surrender value, if any, of the Life Policy; and

                      (vii) no other termination payment, except for any benefits under a Gantos disability or life insurance policy (including the Life Policy) covering you.

               (e) If at or before the end of the Term Gantos terminates your employment for "Cause" or you terminate your employment with Gantos without "Good Reason", you will receive the following, as a termination payment:

                      (i) the pro rata portion of your salary under Paragraph 3.(a) through the date of termination;

                      (ii) any bonus which you earned under Paragraph 3.(b), 3.(c) or 3.(d) with respect to the fiscal year immediately preceding the year in which your employment terminates to the extent such bonus has not been paid to you by the termination date, which bonus payments will be made at the time and in the manner called for under Paragraph 3.(e); and

                      (iii) no other termination payment.

Immediately upon such termination, you will reimburse Gantos for a pro rata portion of the expenses incurred by Gantos described in Paragraphs 5.(b)(i) through (v) and Paragraph 5.(c); such portion shall be the same portion of such expenses as the portion of the days from the date of such termination to the end of the Term bears to the total number of days in the Term.

               (f)    For purposes of this agreement:

                      (i) Termination of your employment for "Cause" means termination for (A) your continued failure to either (1) devote substantially full time to your employment duties (except because of illness or disability) or (2) make a good faith effort to perform your employment duties, (B) any other willful act or omission which you knew or had reason to know would materially injure Gantos, (C) any breach by you of any of the terms of Paragraph 7, (D) (1) any misrepresentation or breach by you of your representations or warranties under Paragraph 8.(g), (2) any lawsuit or arbitration proceeding involving any of your former employers and Gantos relating in any way to any allegation that, if true, would result in a misrepresentation or breach by you of your representations or warranties under Paragraph 8.(g) (including any claim that Gantos interfered with any of your agreements or induced you in any way to breach any of your agreements), if such lawsuit or arbitration is



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Ms. Arlene H. Stern
June 20, 1996
Page 10





        not dismissed on a motion to dismiss or for summary judgment before a trial or other hearing on the merits, or (3) any allegation by any of your former employers against you that, if true, would result in a misrepresentation or breach by you of your representations or warranties under Paragraph 8.(g) and that either results in an injunction prohibiting you from performing all or any part of your duties under this agreement or, in Gantos's sole judgment, results in your inability to fully perform your duties under this agreement for any 60 days during the Term, (E) your conviction of a felony involving dishonesty or fraud, (F) any act of omission by you which is contrary to the direction of Gantos' Board of Directors, if such direction relates to your duties to Gantos under this agreement that are reasonably performable, or (G) except to the extent covered by clause
        (A) or (B) of this Paragraph 6.(f)(i), any material breach by you of any of the terms or provisions of this agreement; provided, that the matters described in clauses (A) and (B) shall constitute "Cause" only if you fail to terminate such actions and remedy any harm or damage resulting from such actions within 30 days after written notice from Gantos to you of the actions or omissions potentially constituting Cause and the portion of the definition of Cause being relied upon.

                      (ii) Termination of your employment for "Good Reason" means your voluntary termination of employment with Gantos as a result of (A) a reduction by Gantos (without your consent) in your duties, responsibilities, benefits or compensation, unless the decrease is proposed by you for yourself or substantially all other executive officers of Gantos, (B) any material breach by Gantos of any of the terms or provisions of this agreement, (C) your not becoming Chief Executive Officer of Gantos on or before October 1, 1996, (D) any requirement by Gantos (to which you do not consent) that you perform your duties under this agreement outside the areas provided in Paragraph 1, or (E) the failure of the successor to Gantos' business to assume Gantos' obligations under this agreement after a Change in Control pursuant to Paragraph 6.(f)(iii)(3) occurring during the Term. "Good Reason" will not include your death, Disability, retirement, resignation or assignment of this agreement to a purchaser of Gantos unless one of the events described in the preceding sentence also occurs.

                      (iii) A "Change in Control" occurs on the first day any one or more of the following occurs:

                             (1) any person (as such term is used in Sections
               13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with all affiliates and associates of such person (as such terms are defined in Rule 12b-2 under the Exchange Act) but excluding all "Excluded Persons" (as defined in Paragraph 6.(f)(iv)), becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Gantos representing (A) 30% or more of the combined voting power of all of Gantos' outstanding

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Ms. Arlene H. Stern
June 20, 1996
Page 11


               securities entitled to vote generally in the election of Gantos' directors, or (B) 30% or more of the combined shares of Gantos' capital stock then outstanding, all except in connection with any merger, consolidation, reorganization or share exchange involving Gantos;

                             (2) the consummation of any merger,
               consolidation, reorganization or share exchange involving Gantos, unless the holders of Gantos' capital stock outstanding immediately before such transaction own more than 50% of the combined outstanding shares of capital stock and have more than 50% of the combined voting power in the surviving entity after such transaction and they own such securities in substantially the same proportions (relative to each other) as they owned Gantos' capital stock immediately before such transaction;

                             (3) the consummation of any sale or other
               disposition (in one transaction or a series of related transactions) of all, or substantially all, of Gantos' assets to a person whose acquisition of 30% or more of the combined shares of Gantos' capital stock then outstanding would have caused a Change in Control under Paragraph 6.(6)(iii)(1);

                             (4) the "Continuing Directors" (as defined in
               Paragraph 6.(f)(v)) cease to be a majority of Gantos' directors; or

                             (5) Gantos dissolves and liquidates substantially
               all of its assets.

                      (iv) The "Excluded Persons" are (i) you, (ii) any "group" (as that term is used in Section 13(d) of the Exchange Act and the rules thereunder) that includes you or in which you are, or have agreed to become, an equity participant, (iii) any entity in which you are, or have agreed to become, an equity participant, (iv) Gantos, (v) any subsidiary of Gantos, (vi) any employee benefit plan of Gantos or any subsidiary of Gantos or the related trust, (vii) any entity to the extent it is holding capital stock of Gantos for or pursuant to the terms of any employee benefit plan of Gantos or any subsidiary of Gantos, and (viii) any director, officer or beneficial owner of at least 10% of Gantos' outstanding common shares as of the date of this agreement. For purposes of this agreement, you shall not be deemed an "equity participant" in any group or entity (i) in which you own for investment purposes only no more than 5% of the stock of a publicly-traded entity whose stock is either listed on a national stock exchange or quoted in The Nasdaq National Market, if you are not otherwise affiliated with such group or entity, or (ii) if your participation is fully-disclosed to, and approved by, Gantos' Board of Directors and the Continuing Directors before the Change in Control occurs.

Ms. Arlene H. Stern
June 20, 1996
Page 12


                      (v) The "Continuing Directors" are the directors of Gantos as of the date of this Agreement, and any person who subsequently becomes a director if such person is appointed to be a director by a majority of the Continuing Directors or if such person's initial nomination for election or initial election as a director is recommended or approved by a majority of the Continuing Directors.

                      (vi) For purposes of this Agreement, the "Entity" shall mean both (1) Gantos and, (2) in connection with a Change in Control defined in Paragraph 6.(f)(iii)(2) or Paragraph 6.(f)(iii)(3), the survivor of the merger, consolidation, reorganization or share exchange involving Gantos and the buyer of all, or substantially all, of Gantos' assets, if such additional entity described in this clause
        (2) (if other than Gantos) has offered to employ you on such terms that would not constitute "Good Reason" for termination of your employment if imposed by Gantos. Therefore, for purposes of Paragraph 6.(c), you shall not be deemed to have terminated your employment with the Entity for "Good Reason" and the "Entity" shall not be deemed to have terminated your employment without "Cause" unless such actions are taken by all entities included within the definition of "Entity". In addition, for purposes of this Paragraph 6.(c), you shall not be deemed to have terminated your employment with the Entity for "Good Reason" and the "Entity" shall not be deemed to have terminated your employment without "Cause" if (1) the survivor of the merger, consolidation, reorganization or share exchange involving Gantos and the buyer of all, or substantially all, of Gantos' assets has assumed this agreement (either by agreement or by operation of law), (2) you refuse such employment, and (3) Gantos terminates your employment for any reason or for no reason.

        7.     Non-Competition; Confidentiality and Non-Solicitation.

               (a) You will not, during your employment with Gantos, directly or indirectly engage in any activity which is competitive with any business in which Gantos engages.

               (b) You will not at any time during or after your employment with Gantos, directly or indirectly, disclose or make accessible to any person or entity or use in any way for your own personal gain (i) any confidential and secret information as to the prices, costs, discounts, or profit margins of any goods or services sold, purchased or handled by Gantos (or its subsidiaries), or (ii) any confidential or secret information relating to Gantos' (or its subsidiaries') financial structure, store layouts, supply sources, designs, procedures, information systems, administration or operations, except as authorized or directed by Gantos and except that the foregoing restrictions will not apply to information generally available to others in Gantos' line of business, information in the public domain, information disclosed or made available by Gantos to any other person on a non-confidential basis or disclosures you are required by law to make. Upon termination of your employment with Gantos for any reason, you will immediately return to Gantos all confidential materials over which you exercise any control.

Ms. Arlene H. Stern
June 20, 1996
Page 13


               (c) You will not at any time during your employment by Gantos and for twelve months thereafter, directly or indirectly, hire any employee or agent of Gantos (or its subsidiaries) who was employed by Gantos within one year before the termination of your employment. In addition, you will not at any time during your employment by Gantos and for eighteen months thereafter, directly or indirectly, solicit for any purpose, interfere with, or entice away from Gantos (or its subsidiaries) any employee or agent of Gantos (or its subsidiaries) who was employed by Gantos within one year before the termination of your employment.

               (d) Paragraphs 7.(a), 7.(b) and 7.(c) are intended, among other things, to protect the confidential information described in Paragraph 7.(b) and relate to matters which are of a special and unique character, and their violation may cause irreparable injury to Gantos, the amount of which will be extremely difficult, if not impossible, to determine and which cannot be adequately compensated by monetary damages alone. Therefore, if you breach or threaten to breach any of those Paragraphs, in addition to any other remedies which may be available to Gantos under this agreement or at law or equity, Gantos may obtain an injunction, restraining order, or other equitable relief against you and such other persons and entities as are appropriate.

        8.     Miscellaneous.

               (a) This agreement is the complete agreement between us and may be modified only by a written instrument executed by both of us.

               (b) The laws of the State of Michigan shall govern this agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this agreement (regardless of the laws that might otherwise govern under applicable Michigan principles of conflicts of law), including, without limitation, matters of validity, construction, effect, performance and remedies. Each of the parties consents to be subject to personal jurisdiction of the courts of Michigan, including the federal courts in Michigan. The parties acknowledge that the United States District Court for the Western District of Michigan or the Michigan Circuit Court for the County of Kent shall have exclusive jurisdiction over any case or controversy arising out of, or relating to, this agreement and that all litigation arising out of or relating to this agreement shall be commenced in the United States District Court for the Western District of Michigan or the Kent County (Michigan) Circuit Court.

               (c) The provisions of this agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this agreement is held illegal, void or invalid in its entirety, the remaining provisions of this agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

Ms. Arlene H. Stern
June 20, 1996
Page 14


               (d) If either party commences an action against the other party to enforce any of the terms, covenants, conditions or provisions of this agreement or because of a default by a party under this agreement, the prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action from the losing party.

               (e) This agreement will be binding upon and inure to the benefit of Gantos and its successors and assigns, but is personal to you and cannot be sold, assigned or pledged by you without Gantos' written consent. This agreement will be binding upon and inure to the benefit of you and your successors and permitted assigns.

               (f) Any notice to be given under this agreement by Gantos to you will be deemed to be given when delivered to you in person or three business days after mailed to you by certified or registered mail, postage prepaid, return receipt requested, or one business day after sent to you by recognized overnight courier, to your address on Gantos' corporate records. Any notice to be given by you to Gantos will be deemed to be given three business days after mailed by certified or registered mail, postage prepaid, return receipt requested, or one business day after sent by recognized overnight courier, to us at the address listed on this letter (attention:
Chief Executive Officer or, if you are Chief Executive Officer, to Gantos' Corporate Secretary), or at such other address as Gantos will have advised you pursuant to this Paragraph 8.(f). A copy of such notice will also be given in like manner to Gantos' Director of Legal Services at the same address.

               (g) You represent and warrant that you are not now a party to or bound in any way by any agreement, commitment, obligation or company policy (written or otherwise), including any with your former employer, which in any way restricts your ability to enter into, or perform your obligations under, this agreement or under which a breach or default occurs, or with notice, lapse of time or both will occur, as a result of your entry into, or performance of your obligations under, this agreement.

               (h) This agreement may be signed in counterparts, both of which together will be deemed an original of this agreement. This agreement will also be effective if evidenced by signed copies transmitted by telecopier or facsimile transmission.

               (i) You will cooperate with Gantos in connection with its obtaining the Life Policy (including having a physical examination).

               (j) Your sole and exclusive remedy against Gantos for breach of this agreement is the collection of any compensation due you as provided in Paragraphs 3-6.

Ms. Arlene H. Stern
June 20, 1996
Page 15


               (k) The terms and conditions of this agreement may be waived, only by a written instrument signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver of such right, power or privilege, nor shall any waiver on the part of any party of any right, power or privilege under this agreement, nor any single or partial exercise of any right, power or privilege under this agreement, preclude any other or further exercise of such right, power or privilege under this agreement.

        If this letter correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.

                          Very truly yours,

                          GANTOS, INC.


                          By: /s/ L. Douglas Gantos
                              -----------------------------------------------
                                  L. Douglas Gantos, Chairperson of the Board

The terms of this agreement
are accepted and agreed to
on June 20, 1996:


/s/ Arlene H. Stern
- - -------------------
Arlene H. Stern


Enclosure